Exhibit 3.2

AMENDMENT NO. 1

TO

AMENDED AND RESTATED

BY-LAWS

of

GRIFFON CORPORATION

GRIFFON CORPORATION, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “corporation”), does hereby certify:

1.      That the board of directors of the corporation duly adopted resolutions proposing to amend the Amended and Restated By-laws of the corporation (the “By-laws”), declaring said amendments to conform the By-laws to amendments to the corporation’s certificate of incorporation approved by the corporation’s stockholders at the 2022 annual stockholder meeting.

2.      Section 5 of Article II of the By-laws of the corporation is hereby deleted and replaced with the following:

“(a) Special meetings of the stockholders, for any purpose or purposes, may be called only at the written request of (i) the chairman of the board of directors, (ii) the corporation’s President, (iii) the board of directors pursuant to a resolution approved by a majority of the entire board of directors, or (iv) holders of record who hold, in the aggregate, a Net Long Position (as defined below) in shares representing at least twenty-five percent (25%) of the outstanding shares of the corporation (the “Requisite Percentage”) at the time the special meeting is called and who continue to hold such Requisite Percentage through the date of such special meeting of the stockholders of the corporation, subject to and in compliance with the procedures and other requirements as provided herein. Special meetings of stockholders may be held at such time and date, and at such place, within or without the State of Delaware, as shall be designated by the board of directors and set forth in the notice of meeting required pursuant to Section 7 of this Article.

(b) In order for a special meeting to be called upon stockholder request (“Stockholder Requested Special Meeting”), one or more requests for a special meeting (each, a “Special Meeting Request” and, collectively, the “Special Meeting Requests”), must be signed by Proposing Persons that have a combined Net Long Position of at least the Requisite Percentage. In determining whether a Stockholder Requested Special Meeting has been properly requested by Proposing Persons that have a combined Net Long Position of at least the Requisite Percentage, multiple Special Meeting Requests delivered to the Secretary will be considered together if  (i) each Special Meeting Request generally identifies the same purpose or purposes of the Stockholder Requested Special Meeting and generally the same matters proposed to be acted on at such meeting (in each case as determined in good faith by the board of directors), and (ii) such Special Meeting Requests have been dated and delivered to the Secretary within thirty (30) days of the earliest dated Special Meeting Request. Additionally, the Special Meeting Request(s) shall provide in reasonable detail, the following:

(1) As to each Proposing Person, (w) the name and address of such Proposing Person (including, if applicable, the name and address as they appear on the corporation’s books), (x) reasonable evidence demonstrating the Proposing Person’s Net Long Position, (y) a representation that such Proposing Person intends to hold a Net Long Position of at least the Requisite Percentage through the date of the Stockholder Requested Special Meeting, and (z) an acknowledgment by the Proposing Person that any reduction in such Proposing Person’s Net Long Position with respect to which a Special Meeting Request relates following the delivery of such Special Meeting Request to the Secretary shall constitute a revocation of such Special Meeting Request to the extent such reduction results in such Proposing Person(s) no longer owning, together with all other deemed Proposing Persons pursuant to this clause at least the Requisite Percentage (provided that the change of any right to acquire capital share into such capital share will not be considered a reduction);

(2) As to the purpose or purposes of the Stockholder Requested Special Meeting, a reasonably brief statement of the purpose or purposes of the Stockholder Requested Special Meeting, the matter(s) proposed to be acted on at the Stockholder Requested Special Meeting and the reasons for conducting such business at the Stockholder Requested Special Meeting, and the text of any proposal or business to be considered at the Stockholder Requested Special Meeting (including the text of any resolutions proposed to be considered and, in the event that such business includes a proposal to amend the certificate of incorporation or By-laws, the language of the proposed amendment);

(3) To the extent not duplicative of the information called for by this Article II, Section 5, the information as would be required by Article II, Section 7 of these By-laws, including, without limitation, the information regarding any material interest of the Proposing Person in the matter(s) proposed to be acted on at the Stockholder Requested Special Meeting, all agreements, arrangements or understanding between or among any Proposing Person and any other record holder or beneficial owner of shares of any class or series of capital share of the corporation, and all information required by Article III, Section 13 with respect to director nominations; and

(4) For purposes of this Article II, Section 5, the following terms shall have the following meanings:

“Proposing Person” shall mean (x) each stockholder that is a beneficial owner or record owner that signs a Special Meeting Request pursuant to Article II, Section 5, (y) the beneficial owner or beneficial owners, if different, on whose behalf such Special Meeting Request is made, and (z) any other person with whom such stockholder or such beneficial owner (or any of their respective associates or other participants in such solicitation) is acting. For clarity, a stockholder may act as a Proposing Person under a voting arrangement or agreement or a proxy from another person which affords the

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Proposing Person the right to vote or direct the vote of shares of common share of the corporation held beneficially or of record by such other person.

“Net Long Position” shall be determined with respect to each Proposing Person in accordance with the definition thereof set forth in Rule 14e-4 under the Securities Exchange Act of 1934 (the “Exchange Act”), provided that (x) for purposes of such definition, in determining such Proposing Person’s “short position,” the reference in such Rule to “the date the tender offer is first publicly announced or otherwise made known by the bidder to the holders of the security to be acquired” shall be the date of the relevant Special Meeting Request and the reference to the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of the corporation’s common share on the New York Stock Exchange on such date (or, if such date is not a trading day, the next succeeding trading day) and (y) the net long position of such Proposing Person shall be reduced by the number of shares as to which such Proposing Person does not, or will not, have the right to vote or direct the vote at the special meeting of stockholders or as to which such Proposing Person has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. Whether the Proposing Person has complied with the requirements of this definition shall be determined in good faith by the board of directors, which determination shall be conclusive and binding on the corporation and the stockholders.

(c) Notwithstanding anything to the contrary in this Article II, Section 5:

(1) The Secretary shall not accept, and shall consider ineffective, a Special Meeting Request if  (u) such Special Meeting Request does not comply with ARTICLE ELEVENTH of the corporation’s certificate of incorporation and these By-laws, or relates to an item of business that is not a proper subject for stockholder action under applicable law, (v) the Special Meeting Request is received by the corporation during the period commencing one hundred twenty (120) days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the date of the final adjournment of the next annual meeting of stockholders, (w) an identical or substantially similar item (a “Similar Item”) to that included in the Special Meeting Request was presented at any meeting of stockholders held within one (1) year prior to receipt by the corporation of such Special Meeting Request, (x) a Similar Item, including the election or removal of directors, is already included in the corporation’s notice as an item of business to be brought before a meeting of the stockholders that has been called but not yet held, (y) such Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Exchange Act, or other applicable law or (z) such Special Meeting Request is presented by a stockholder that has violated the reporting requirements of Section 13 of the Exchange Act. For purposes hereof, a Similar Item will not include the proposal for an election or removal of one or more directors, unless such proposal was presented at an annual meeting of the stockholders or special meeting of the stockholders which was held within one hundred twenty (120) days of the Secretary’s receipt of the Special Meeting Request.

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(2) Business transacted at any Stockholder Requested Special Meeting shall be limited to the purpose stated in the valid Special Meeting Request: provided however, that nothing shall prohibit the board of directors from submitting matters to the stockholders at any Stockholder Requested Special Meeting or other stockholder submitting nominations under Article III, Section 13 if such Stockholder Requested Special Meeting includes the election of directors.

(3) Any Proposing Person may revoke a Special Meeting Request by written revocation delivered to, or mailed and received by, the Secretary at any time prior to the date of the Stockholder Requested Special Meeting. In the event any revocation(s) are received by the Secretary after the Secretary’s receipt of a valid Special Meeting Request(s) from Proposing Persons holding the Requisite Percentage or any Special Meeting Request is deemed to be revoked, and as a result of such revocation(s), there no longer are valid unrevoked Special Meeting Request(s) from Proposing Persons holding the Requisite Percentage, the board of directors shall have the discretion to determine whether or not to proceed with the Stockholder Requested Special Meeting.

(4) Notwithstanding anything in these By-laws to the contrary, the Secretary shall not be required to call a special meeting except in accordance with ARTICLE ELEVENTH of the certificate of incorporation and this Article II, Section 5. In addition to the requirements of this Article II, Section 5, each Proposing Person shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to any Special Meeting Request.

(d) In connection with a Stockholder Requested Special Meeting called in accordance with this Article II, Section 5, each Proposing Person that signed and delivered a Special Meeting Request shall further update and supplement the information previously provided to the corporation in connection with such request, if necessary, so that the information provided or required to be provided in such request pursuant to this Article II, Section 5 shall be true and correct as of the record date for notice of the Stockholder Requested Special Meeting and as of the date that is ten (10) business days prior to the Stockholder Requested Special Meeting or any adjournment or postponement thereof. Such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for notice of the special meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the special meeting or any adjournment or postponement thereof. As used herein, the term “business day” shall mean any day that is not a Saturday or Sunday or a day on which banks in the city of the corporation’s principal place of business are required or permitted to close.

(e) The Secretary shall cause notice to be given to the stockholders entitled to vote, in accordance with the provisions of Article II of these By-laws, that a Stockholder Requested Special Meeting will be held not more than one hundred twenty (120) days after receipt of a Special Meeting Request properly made in accordance with ARTICLE ELEVENTH of the certificate of incorporation and these By-laws.”

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3.      Section 2 of Article III of the By-laws of the corporation is hereby deleted and replaced with the following:

“Until the 2022 annual meeting of stockholders, the board of directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. Commencing with the election of directors at the 2022 annual meeting of stockholders, the Class III directors who are elected at the 2022 annual meeting shall be elected for a one-year term ending at the next annual meeting of stockholders. Each class of directors with unexpired terms at the time of the 2022 annual meeting of stockholders shall complete their then unexpired terms, after which time they may stand for election to a one-year term expiring at the then next annual meeting of stockholders, subject to the requirements of the certificate of incorporation. The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified, disabled or shall otherwise be removed. Whenever a vacancy occurs on the board of directors, a majority of the remaining directors have the power to fill the vacancy by electing a successor director to fill that portion of the unexpired term resulting from the vacancy.”

5.      The effective date of the amendment shall be February 18, 2022.

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